Exhibit 3.3

TREDEGAR INDUSTRIES, INC.

ARTICLES OF AMENDMENT

I.

The name of the Corporation is Tredegar Industries, Inc. (the “Corporation”).

II.

Article I of the Corporation's Articles of Incorporation is hereby amended to read as follows:

“The name of the Corporation is Tredegar Corporation.”

III.

The amendment was proposed by the board of directors and submitted to the shareholders of the Corporation in accordance with Chapter 9 of Article 13.1 of the Code of Virginia. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation	Number of Outstanding Shares	Number of Votes

Common	36,441,339	33,693,653

The total number of undisputed votes cast for the amendment by each voting group was as follows:

Designation	Number of Undisputed Votes for the Amendment

Common	33,693,653

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

TREDEGAR INDUSTRIES, INC.

Dated: May 20, 1999	By:	/s/ Nancy M. Taylor
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Nancy M. Taylor
Vice President and Secretary